Filed pursuant to Rule 424(b)(5)

Commission File Nos. 333-58976
and 333-43530

PROSPECTUS SUPPLEMENT

(To prospectus dated June 20, 2001)

$500,000,000

EOP Operating Limited Partnership

6 3/4% Notes due 2012

Fully and Unconditionally Guaranteed by

Equity Office Properties Trust

     Interest on the notes will be payable on February 15 and August 15 of each year, beginning August 15, 2002. The notes will mature on February 15, 2012. EOP Partnership may redeem some or all of the notes at any time before maturity at the redemption price described in this prospectus supplement. The notes will be unsecured obligations and rank equally with all of EOP Partnership’s other unsecured unsubordinated indebtedness. The notes will be issued only in registered form in denominations of $1,000.

     Equity Office will guarantee the payment of principal of, Make-Whole Amount, if any, and interest on, the notes. The guarantees will be unsecured and unsubordinated obligations of Equity Office. Equity Office, however, has no material assets other than its investment in EOP Partnership.

      Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-3 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	99.835%	$499,175,000

Underwriting discount	.650%	$3,250,000

Proceeds, before expenses, to EOP Partnership	99.185%	$495,925,000

(1)	Plus accrued interest from February 15, 2002, if settlement occurs after that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about February 15, 2002.

Merrill Lynch & Co.	UBS Warburg

Credit Suisse First Boston

Lehman Brothers

Morgan Stanley

The date of this prospectus supplement is February 12, 2002.

Prospectus Supplement

Prospectus

A Warning About Forward-Looking Statements	2

Where You Can Find More Information	2

EOP Partnership and Equity Office	3

Use of Proceeds	4

Ratios of Earnings to Fixed Charges	4

Description of Debt Securities	5

Description of Guarantee	20

Description of Warrants	20

Plan of Distribution	21

Experts	22

Legal Matters	22

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information previously filed by us with the Securities and Exchange Commission and incorporated by reference herein and therein, is accurate as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

RISK FACTORS

      In addition to the risks relating to the businesses of EOP Partnership and Equity Office, which are incorporated by reference in this prospectus supplement from Current Reports on Form 8-K filed by EOP Partnership and Equity Office with the SEC on February 12, 2002, and the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors before making an investment in the notes.

You may not be able to sell your notes

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for the notes.

Equity Office has no material assets other than its investment in EOP Partnership

      Equity Office will fully and unconditionally guarantee the payment of principal of, Make-Whole Amount, if any, and interest on, the notes. The guarantees will be unsecured and unsubordinated obligations of Equity Office, and will rank equally with other unsecured and unsubordinated obligations of Equity Office, including its other guarantees. Equity Office, however, has no material assets other than its investment in EOP Partnership. At December 31, 2001, after giving effect to the sale of the notes and the application of the net proceeds, Equity Office would have had unsecured and unsubordinated obligations on an unconsolidated basis of approximately $2.3 billion, consisting of guarantees of an equivalent amount of outstanding indebtedness of EOP Partnership. Also at December 31, 2001, after giving effect to the sale of the notes and the application of the net proceeds, EOP Partnership and its subsidiaries would have had consolidated indebtedness of approximately $12.0 billion, consisting of approximately $9.3 billion of unsecured indebtedness of EOP Partnership and $2.7 billion of secured indebtedness of EOP Partnership’s subsidiaries. The guarantees are effectively subordinated to all outstanding indebtedness of EOP Partnership and its subsidiaries. The notes are effectively subordinated to all outstanding indebtedness of EOP Partnership’s subsidiaries.

EOP PARTNERSHIP AND EQUITY OFFICE

      Equity Office is the largest publicly held owner and operator of office properties in the United States based upon equity market capitalization and square footage. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which is engaged principally in acquiring, owning, managing, developing and leasing office properties. Equity Office is the sole general partner of, and owned, at December 31, 2001, an approximately 88.0% interest in, EOP Partnership. At December 31, 2001, EOP Partnership had a portfolio comprising approximately 128.2 million square feet of commercial office properties in 23 states and the District of Columbia, approximately 6.0 million square feet of industrial properties and approximately 2.4 million square feet of properties under development with an expected investment in properties under development of approximately $613.7 million.

      EOP Partnership, a Delaware limited partnership, was organized in July 1997. Equity Office, a Maryland real estate investment trust, was organized in 1996 and began operations in 1997. Equity Office, which has elected to be taxed as a real estate investment trust, or “REIT,” for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number is (312) 466-3300.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

EOP Partnership

      The following sets forth selected consolidated and combined financial and operating information on a historical basis for EOP Partnership and its predecessors. The selected operating data and certain other data set forth below for the years ended December 31, 2000, 1999 and 1998, for the period from July 11, 1997 through December 31, 1997 and for the period from January 1, 1997 through July 10, 1997, and the balance sheet data as of December 31, 2000, 1999, 1998 and 1997, have been derived from historical audited consolidated and combined financial statements of EOP Partnership and its predecessors, audited by Ernst & Young LLP, independent auditors. The selected operating and other data at and for the year ended December 31, 2001 are unaudited, as the audited financial statements for the year ended December 31, 2001 are not yet available. The information presented below for the periods prior to 2001 should be read together with the consolidated financial statements and financial statement notes of EOP Partnership incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus.

						EOP
	EOP Partnership					Partnership
						Predecessors for
						the period from
	For the years ended December 31,				For the period from	January 1, 1997
					July 11, 1997 through	through
	2001(1)	2000(2)	1999	1998	December 31, 1997 (3)	July 10, 1997

	(Dollars in thousands, except per unit data)

Operating Data:

Revenues:

Rental, parking and other	$3,074,831	$2,217,146	$1,919,056	$1,658,420	$406,713	$327,017

Total revenues	3,130,148	2,264,243	1,942,243	1,679,699	412,968	339,104

Expenses:

Interest	728,251	525,787	413,995	338,611	76,675	80,481

Depreciation and amortization	580,840	436,417	358,989	305,982	70,346	66,034

Property operating and ground rent (4)	1,003,561	764,007	669,763	600,367	155,679	127,285

General and administrative (5)	109,672	88,696	80,271	61,898	17,451	16,333

Federal, state and local taxes	8,837	2,719	656	1,666	239	868

Impairment on securities and other investments	132,684	—	—	—	—	—

Impairment on assets held for sale	2,536	—	—	—	—	—

Total expenses	2,566,381	1,817,626	1,523,674	1,308,524	320,390	291,001

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain/(loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	563,767	446,617	418,569	371,175	92,578	48,103

Minority interests	(8,685)	(6,843)	(1,981)	(2,114)	(789)	(912)

Income from investment in unconsolidated joint ventures	69,203	56,251	13,824	11,267	3,173	1,982

Net gain/(loss) on sales of real estate and extraordinary items	71,288	34,211	49,113	4,927	(16,240)	12,236

Cumulative effect of a change in accounting principle	(1,142)	—	—	—	—	—

Net income	694,431	530,236	479,525	385,255	78,722	61,409

Put option settlement	2,655	(2,576)	(5,658)	—	—	—

Preferred distributions, net	(57,041)	(43,348)	(43,603)	(32,202)	(649)	—

Net income available for units	$640,045	$484,312	$430,264	$353,053	$78,073	$61,409

Net income available per weighted average unit outstanding—basic	$1.57	$1.53	$1.49	$1.25	$0.44

Net income available per weighted average unit and unit equivalent outstanding—diluted	$1.55	$1.52	$1.48	$1.24	$0.43

Weighted average units outstanding—basic	408,919,582	316,067,694	288,326,547	282,114,343	178,647,562

Weighted average units and unit equivalents outstanding—diluted	411,986,897	318,997,407	291,157,204	283,974,532	180,014,027

Cash distributions declared per unit	$1.90	$1.74	$1.58	$1.38	$0.56

	EOP Partnership					EOP
						Partnership
					For the period	Predecessors for
					from July 11,	the period From
	For the years ended December 31,				1997 through	January 1, 1997
					December 31,	through
	2001(1)	2000(2)	1999	1998	1997 (3)	July 10, 1997

	(Dollars in thousands)

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$23,322,050	$16,641,325	$12,572,153	$13,331,560	$10,976,319	—

Total assets	$25,808,422	$18,794,253	$14,046,058	$14,261,291	$11,751,672	—

Mortgage debt, unsecured notes and lines of credit	$11,988,625	$8,802,994	$5,851,918	$6,025,405	$4,284,317	—

Total liabilities	$12,895,706	$9,504,662	$6,334,985	$6,472,613	$4,591,697	—

Minority interests	$181,017	$197,161	$39,027	$28,360	$29,612	—

Redeemable units	—	$1,426,359	$893,817	$795,960	$1,020,280	—

Preferred units	$863,423	$613,923	$615,000	$615,000	$200,000	—

Partners’ capital	$11,868,276	$7,052,148	$6,163,229	$6,349,358	$5,910,083	—

Other Data:

General and administrative expenses as a percentage of total revenues (5)	3.5%	3.9%	4.1%	3.7%	4.2%	4.8%

Number of office properties	774	381	294	284	258	—

Net rentable square feet of office properties (in millions)	128.2	99.0	77.0	75.1	65.3	—

Occupancy of office properties	92%	95%	94%	95%	94%	—

Funds from Operations (6)	$1,186,357	$910,959	$749,641	$661,645	$160,929	$113,022

Property net operating income (7)	$2,088,198	$1,463,151	$1,256,180	$1,065,714	$253,418	$202,108

Earnings before interest, taxes, depreciation and amortization (8)	$2,183,943	$1,535,943	$1,226,053	$1,046,626	$241,477	$196,134

Cash flow provided by operating activities	$1,241,601	$907,343	$720,711	$759,151	$190,754	$95,960

Cash flow (used for) investing activities	$(1,348,203)	$(1,311,778)	$(67,138)	$(2,231,712)	$(1,592,272)	$(571,068)

Cash flow provided by (used for) financing activities	$114,467	$455,353	$(718,315)	$1,310,788	$1,630,346	$245,851

Ratio of earnings to combined fixed charges and preferred unit distributions	1.7	1.8	1.8	1.9	2.1	1.6

(1)	On July 2, 2001, EOP Partnership completed its acquisition of Spieker Properties, L.P., at a cost of approximately $7.2 billion. As a result of the Spieker Partnership merger, EOP Partnership acquired an interest in 293 office properties containing approximately 26.1 million square feet and 100 industrial properties containing approximately 12.3 million square feet.

(2)	On June 19, 2000, EOP Partnership completed its acquisition of Cornerstone Properties Limited Partnership at a cost of approximately $4.5 billion. As a result of the Cornerstone Partnership merger, EOP Partnership acquired an interest in 82 office properties containing approximately 18.9 million square feet.

(3)	On December 19, 1997, EOP Partnership completed its acquisition of Beacon Partnership L.P. at a cost of approximately $4.3 billion. As a result of the Beacon Partnership merger, EOP Partnership acquired an interest in 130 office properties containing approximately 20.9 million square feet.

(4)	Property operating expenses include real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(5)	Tax expense was previously included in general and administrative expense and is now reflected separately. Accordingly, all prior periods have been restated.

(6)	The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under generally accepted accounting principles. EOP Partnership believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of EOP Partnership to incur and service debt, to make capital expenditures and to fund other cash needs. EOP Partnership computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than EOP Partnership. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with generally accepted accounting principles, as an indication of EOP Partnership’s financial performance or to cash flow from operating activities, determined in accordance with generally accepted accounting principles, as a measure of EOP Partnership’s liquidity, nor is it indicative of funds available to fund EOP Partnership’s cash needs, including its ability to make cash distributions. EOP Partnership calculates funds from operations as follows:

	EOP Partnership					EOP
						Partnership
					For the period	Predecessors for
					from July 11,	the period from
	For the years ended December 31,				1997 through	January 1, 1997
					December 31,	through
	2001 (1)	2000 (2)	1999	1998	1997 (3)	July 10, 1997

	(Dollars in thousands)

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain/(loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$563,767	$446,617	$418,569	$371,175	$92,578	$48,103

Add (deduct):

Income allocated to minority interests for partially owned properties	(8,685)	(5,370)	(1,981)	(2,114)	(789)	(912)

Income from investment in unconsolidated joint ventures	69,203	56,251	13,824	11,267	3,173	1,982

Depreciation and amortization (real estate related) (including share of unconsolidated joint ventures)	613,922	459,385	368,490	313,519	66,616	63,849

Impairment on assets held for sale	2,536	—	—	—	—	—

Put option settlement	2,655	(2,576)	(5,658)	—	—	—

Preferred distributions, net	(57,041)	(43,348)	(43,603)	(32,202)	(649)	—

Funds from Operations	$1,186,357	$910,959	$749,641	$661,645	$160,929	$113,022

(7)	Property net operating income is defined as rental income, including tenant reimbursements, parking and other income, less property operating expenses, including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(8)	Earnings before interest, taxes, depreciation and amortization is presented because EOP Partnership believes this data is used by some investors to evaluate EOP Partnership’s ability to meet debt service requirements. EOP Partnership considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of EOP Partnership’s long-lived assets and because this data can be used to measure EOP Partnership’s ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. In addition, earnings before interest, taxes, depreciation and amortization as calculated by EOP Partnership may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by EOP Partnership. Investors are cautioned that these excluded items are significant components in understanding and assessing EOP Partnership’s financial performance. EOP Partnership calculates earnings before interest, taxes, depreciation and amortization as follows:

	EOP Partnership					EOP
						Partnership
					For the period	Predecessors for
					From July 11,	the period from
	For the years ended December 31,				1997 through	January 1, 1997
					December 31,	through
	2001 (1)	2000 (2)	1999	1998	1997 (3)	July 10, 1997

			(Dollars in thousands)

Net income available for units	$640,045	$484,312	$430,264	$353,051	$78,073	$61,409

Plus depreciation and lease amortization	575,030	426,671	354,296	299,578	66,168	63,263

Plus preferred distributions, net	57,041	43,348	43,603	32,202	649	—

Plus put option settlement	(2,655)	2,576	5,658	—	—	—

Plus interest expense and loan amortization	734,061	535,533	418,688	345,015	80,853	83,252

Plus taxes	8,837	2,719	656	1,666	239	868

Less: income from investment in unconsolidated joint ventures, net of income allocated to minority interest in partially owned properties	(60,518)	(49,408)	(11,843)	(9,153)	(2,384)	(1,070)

Plus EOP Partnership’s share of earnings before interest, taxes, depreciation and amortization from its investment in unconsolidated joint ventures, net of earnings before interest, taxes, depreciation and amortization allocated to minority interests in partially owned properties	167,028	122,930	33,844	29,194	1,638	648

Less/plus net (gain)/loss on sales of real estate and extraordinary items	65,074	(32,738)	(49,113)	(4,927)	16,241	(12,236)

Earnings before interest, taxes, depreciation and amortization	$2,183,943	$1,535,943	$1,226,053	$1,046,626	$241,477	$196,134

Equity Office

      The following sets forth selected consolidated and combined financial and operating information on a historical basis for Equity Office and its predecessors. The selected operating data and certain other data set forth below for the years ended December 31, 2000, 1999 and 1998, for the period from July 11, 1997 through December 31, 1997 and for the period from January 1, 1997 through July 10, 1997, and the balance sheet data as of December 31, 2000, 1999, 1998 and 1997, have been derived from historical audited consolidated and combined financial statements of Equity Office and its predecessors, audited by Ernst & Young LLP, independent auditors. The selected operating and other data at and for the year ended December 31, 2001 are unaudited, as the audited financial statements for the year ended December 31, 2001 are not yet available. The information presented below for the periods prior to 2001 should be read together with the consolidated financial statements and financial statement notes of Equity Office incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus.

	Equity Office
						Equity Office
					For the period	Predecessors
					from July 11,	for the period
	For the years ended December 31,				1997 through	from January 1,
					December 31,	1997 through
	2001(1)	2000 (2)	1999	1998	1997 (3)	July 10, 1997

	(Dollars in thousands, except per share data)

Operating Data:

Revenues:

Rental, parking and other	$3,074,831	$2,217,146	$1,919,056	$1,658,420	$406,713	$327,017

Total revenues	3,130,148	2,264,243	1,942,243	1,679,699	412,968	339,104

Expenses:

Interest	728,251	525,787	413,995	338,611	76,675	80,481

Depreciation and amortization	580,840	436,417	358,989	305,982	70,346	66,034

Property operating and ground rent (4)	1,003,561	764,007	669,763	600,367	155,679	127,285

General and administrative (5)	109,672	88,696	80,271	61,898	17,451	16,333

Federal, state and local taxes	8,837	2,719	656	1,666	239	868

Impairment on securities and other investments	132,684	—	—	—	—	—

Impairment on assets held for sale	2,536	—	—	—	—	—

Total expenses	2,566,381	1,817,626	1,523,674	1,308,524	320,390	291,001

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain/(loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	563,767	446,617	418,569	371,175	92,578	48,103

Minority interests	(84,934)	(66,219)	(50,153)	(38,340)	(7,799)	(912)

Income from investment in unconsolidated joint ventures	69,203	56,251	13,824	11,267	3,173	1,982

Net gain/(loss) on sales of real estate and extraordinary items	71,288	34,211	49,113	4,927	(16,240)	12,236

Cumulative effect of a change in accounting principle	(1,142)	—	—	—	—	—

Net income	618,182	470,860	431,353	349,029	71,712	61,409

Put option settlement	2,655	(2,576)	(5,658)	—	—	—

Preferred distributions, net	(57,041)	(43,348)	(43,603)	(32,202)	(649)	—

Net income available for common shares	$563,796	$424,936	$382,092	$316,827	$71,063	$61,409

Net income available per weighted average common share outstanding—basic	$1.57	$1.53	$1.49	$1.25	$0.44

Net income available per weighted average common share and common share equivalent outstanding—diluted	$1.55	$1.52	$1.48	$1.24	$0.43

Weighted average common shares outstanding—basic	360,026,097	277,186,733	256,045,895	253,167,037	162,591,477

Weighted average common shares and common share equivalents outstanding—diluted	411,986,897	318,997,407	291,157,204	283,974,532	180,014,027

Cash distributions declared per common share	$1.90	$1.74	$1.58	$1.38	$0.56

	Equity Office
						Equity Office
					For the period	Predecessors for
					from July 11,	the period from
	For the years ended December 31,				1997 through	January 1, 1997
					December 31,	through
	2001(1)	2000 (2)	1999	1998	1997 (3)	July 10, 1997

	(Dollars in thousands)

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$23,322,050	$16,641,325	$12,572,153	$13,331,560	$10,976,319	—

Total assets	$25,808,422	$18,794,253	$14,046,058	$14,261,291	$11,751,672	—

Mortgage debt, unsecured notes and lines of credit	$11,988,625	$8,802,994	$5,851,918	$6,025,405	$4,284,317	—

Total liabilities	$12,895,706	$9,504,662	$6,334,985	$6,472,613	$4,591,697	—

Minority interests	$1,604,350	$1,218,396	$883,454	$737,715	$754,818	—

Redeemable common shares	—	$54,122	$51,546	$100,000	$100,000	—

Preferred shares	$863,423	$613,923	$615,000	$615,000	$200,000	—

Shareholders’ equity	$10,444,943	$7,403,150	$6,161,073	$6,335,963	$6,105,157	—

Other Data:

General and administrative expenses as a percentage of total revenues (5)	3.5%	3.9%	4.1%	3.7%	4.2%	4.8%

Number of office properties	774	381	294	284	258	—

Net rentable square feet of office properties (in millions)	128.2	99.0	77.0	75.1	65.3	—

Occupancy of office properties	92%	95%	94%	95%	94%	—

Funds from Operations (6)	$1,186,357	$910,959	$749,641	$661,645	$160,929	$113,022

Property net operating income (7)	$2,088,198	$1,463,151	$1,256,180	$1,065,714	$253,418	$202,108

Earnings before interest, taxes, depreciation and amortization (8)	$2,183,943	$1,535,943	$1,226,053	$1,046,626	$241,477	$196,134

Cash flow provided by operating activities	$1,241,601	$907,343	$720,711	$759,151	$190,754	$95,960

Cash flow (used for) investing activities	$(1,348,203)	$(1,311,778)	$(67,138)	$(2,231,712)	$(1,592,272)	$(571,068)

Cash flow provided by (used for) financing activities	$114,467	$455,353	$(718,315)	$1,310,788	$1,630,346	$245,851

Ratio of earnings to combined fixed charges and preferred share dividends	1.7	1.8	1.8	1.9	2.1	1.6

(1)	On July 2, 2001, Equity Office completed its acquisition of Spieker Properties, Inc. at a cost of approximately $7.2 billion. As a result of the Spieker merger, Equity Office acquired an interest in 293 office properties containing approximately 26.1 million square feet and 100 industrial properties containing approximately 12.3 million square feet.

(2)	On June 19, 2000, Equity Office completed its acquisition of Cornerstone Properties Inc. at a cost of approximately $4.5 billion. As a result of the Cornerstone merger, Equity Office acquired an interest in 82 office properties containing approximately 18.9 million square feet.

(3)	On December 19, 1997, Equity Office completed its acquisition of Beacon Properties Corporation at a cost of approximately $4.3 billion. As a result of the Beacon merger, Equity Office acquired an interest in 130 properties containing approximately 20.9 million square feet.

(4)	Property operating expenses include real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(5)	Tax expense was previously included in general and administrative expense and is now reflected separately. Accordingly, all prior periods have been restated.

(6)	The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under generally accepted accounting principles. Equity Office believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of Equity Office to incur and service debt, to make capital expenditures and to fund other cash needs. Equity Office computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with generally accepted accounting principles, as an indication of Equity Office’s financial performance or to cash flow from operating activities, determined in accordance with generally accepted accounting principles, as a measure of Equity Office’s liquidity, nor is it indicative of funds available to fund Equity Office’s cash needs, including its ability to make cash distributions. Equity Office calculates funds from operations as follows:

	Equity Office
						Equity Office
					For the period	Predecessors for
					from July 11,	the period from
	For the years ended December 31,				1997 through	January 1, 1997
					December 31,	through
	2001 (1)	2000 (2)	1999	1998	1997 (3)	July 10, 1997

	(Dollars in thousands)

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain/(loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$563,767	$446,617	$418,569	$371,175	$92,578	$48,103

Add (deduct):

Income allocated to minority interests for partially owned properties	(8,685)	(5,370)	(1,981)	(2,114)	(789)	(912)

Income from investment in unconsolidated joint ventures	69,203	56,251	13,824	11,267	3,173	1,982

Depreciation and amortization (real estate related) (including share of unconsolidated joint ventures)	613,922	459,385	368,490	313,519	66,616	63,849

Impairment on assets held for sale	2,536	—	—	—	—	—

Put option settlement	2,655	(2,576)	(5,658)	—	—	—

Preferred distributions, net	(57,041)	(43,348)	(43,603)	(32,202)	(649)	—

Funds from Operations	$1,186,357	$910,959	$749,641	$661,645	$160,929	$113,022

(7)	Property net operating income is defined as rental income, including tenant reimbursements, parking and other income, less property operating expenses, including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(8)	Earnings before interest, taxes, depreciation and amortization is presented because Equity Office believes this data is used by some investors to evaluate Equity Office’s ability to meet debt service requirements. Equity Office considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of Equity Office’s long-lived assets and because this data can be used to measure Equity Office’s ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. In addition, earnings before interest, taxes, depreciation and amortization as calculated by Equity Office may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by Equity Office. Investors are cautioned that these excluded items are significant components in understanding and assessing Equity Office’s financial performance. Equity Office calculates earnings before interest, taxes, depreciation and amortization as follows:

	Equity Office
						Equity Office
					For the period	Predecessors for
					From July 11,	the period from
	For the years ended December 31,				1997 through	January 1, 1997
					December 31,	through
	2001(1)	2000(2)	1999	1998	1997(3)	July 10, 1997

	(Dollars in thousands)

Net income available for common shares	$563,796	$424,936	$382,092	$316,825	$71,063	$61,409

Plus net income allocated to minority interests in EOP Partnership	76,249	59,376	48,172	36,226	7,010	—

Plus depreciation and lease amortization	575,030	426,671	354,296	299,578	66,168	63,263

Plus preferred distributions, net	57,041	43,348	43,603	32,202	649	—

Plus put option settlement	(2,655)	2,576	5,658	—	—	—

Plus interest expense and loan amortization	734,061	535,533	418,688	345,015	80,853	83,252

Plus taxes	8,837	2,719	656	1,666	239	868

Less: income from investment in unconsolidated joint ventures, net of income allocated to minority interest in partially owned properties	(60,518)	(49,408)	(11,843)	(9,153)	(2,384)	(1,070)

Plus Equity Office’s share of earnings before interest, taxes, depreciation and amortization from its investment in unconsolidated joint ventures, net of earnings before interest, taxes, depreciation and amortization allocated to minority interests in partially owned properties	167,028	122,930	33,844	29,194	1,638	648

Less/plus net (gain)/loss on sales of real estate and extraordinary items	65,074	(32,738)	(49,113)	(4,927)	16,241	(12,236)

Earnings before interest, taxes, depreciation and amortization	$2,183,943	$1,535,943	$1,226,053	$1,046,626	$241,477	$196,134

RECENT DEVELOPMENTS

      In October 2001, Equity Office was added to the Standard & Poor’s 500 Index.

      In October 2001, EOP Partnership acquired the Three Lafayette Centre office building for approximately $68.0 million. The property is located in Washington, D.C., and has approximately 259,441 square feet.

      In October 2001, EOP Partnership sold the Columbia Commerce Park I and IV industrial properties for approximately $24.5 million. The assets were acquired in EOP Partnership’s merger with Spieker Partnership. The properties are located in Portland, Oregon, and have approximately 562,888 square feet.

      In November 2001, Equity Office redeemed all of its 4,250,000 outstanding 9.45% cumulative redeemable series D preferred shares at an aggregate redemption price of $107.4 million.

      In December 2001, EOP Partnership sold the Bank of America Plaza office building in Nashville, Tennessee for approximately $30.0 million. The property has approximately 418,686 square feet.

      In December 2001, EOP Partnership sold four parking facilities for approximately $176.0 million. The parking facilities, which have approximately 3,721 parking spaces, are located in Chicago, Illinois and Minneapolis, Minnesota.

      In December 2001, EOP Partnership sold the Vasco Business Center industrial property for approximately $12.0 million. This property also was acquired by EOP Partnership in its merger with Spieker Partnership.

      In December 2001, EOP Partnership repaid $185 million of mortgage debt encumbering several office properties.

      In December 2001, EOP Partnership repaid its 6.80% $50 million unsecured notes and its 7.58% $50 million unsecured notes upon their maturity.

      In January 2002, EOP Partnership sold the Park Place Shopping Center for approximately $16.5 million. This property is located in Atlanta, Georgia.

      In January 2002, EOP Partnership sold its 50% interest in the St. Louis Parking Garages for approximately $47.5 million. The property consisted of four parking facilities comprising approximately 7,464 parking spaces.

      In January 2002, EOP Partnership repaid its 6.38% $200 million unsecured notes upon their maturity.

      In February 2002, EOP Partnership sold the Dominion Tower office building for approximately $53.8 million. The property is located in Norfolk, Virginia and has approximately 403,276 square feet.

RATIOS OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges of EOP Partnership and Equity Office for each of the periods indicated are as follows:

	EOP Partnership and Equity Office					EOP Partnership and Equity Office
Predecessors

		For the years ended				For the period from
	For the nine	December 31,			For the period from	January 1, 1997	For the year ended
	months ended				July 11, 1997 through	through	December 31,
	September 30, 2001	2000	1999	1998	December 31, 1997	July 10, 1997	1996

Ratios of earnings to fixed charges	2.00x	1.90x	1.95x	2.04x	2.14x	1.56x	1.52x

      The ratios of earnings to fixed charges of EOP Partnership and Equity Office for the year ended December 31, 2001 were 1.8x.

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items plus taxes, fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Fixed charges consist of interest expense, capitalized interest and loan amortization cost.

USE OF PROCEEDS

      Total net proceeds from the offering of the notes, after expenses, are expected to be approximately $495.2 million. The net proceeds of the offering of the notes will be used, in part, by Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and UBS Warburg LLC, or UBS, each of which is an underwriter in this offering, to purchase the $250 million aggregate principal amount of EOP Partnership’s outstanding 6.376% MandatOry Par Put Remarketed SecuritiesSM due February 15, 2012, or MOPPRSSM. Merrill Lynch and UBS will then jointly tender all of the MOPPRS to EOP Partnership in exchange for approximately $260 million aggregate principal amount of notes. The remaining net proceeds from the offering will be used to repay outstanding balances under EOP Partnership’s $1 billion revolving credit facility, dated as of May 12, 2000, as amended, and for general business purposes, including working capital. As of February 12, 2002, borrowings under EOP Partnership’s floating rate revolving credit facility, which matures on June 19, 2003, had an effective interest rate of approximately 2.63% per annum and the facility had an outstanding balance of approximately $54.6 million. An affiliate of UBS is a lender under this revolving credit facility and will receive a portion of the net proceeds from this offering of notes equal to approximately 6.8% of the amount of our revolving credit facility to be repaid.

DESCRIPTION OF NOTES AND GUARANTEES

      The following description of the particular terms of the notes and the guarantees offered by this prospectus supplement supplements the description of the general terms and provisions of debt securities and the guarantees set forth in the accompanying prospectus under the captions “Description of Debt Securities” beginning on page 5 and “Description of Guarantee” on page 20.

General

      EOP Partnership initially is offering $500,000,000 aggregate principal amount of its notes. The notes will be issued as a new series of debt securities under an indenture, as supplemented, which is more fully described in the accompanying prospectus. The notes will mature on February 15, 2012. We may, without the consent of any of the holders of the notes, create and issue additional debt securities so that those additional debt securities will form a single series with the notes.

      EOP Partnership will pay interest on the notes semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2002, to the registered holders of the notes on the preceding February 1 or August 1, as the case may be. Interest will accrue from and including February 15, 2002.

      The notes will be unsecured obligations of EOP Partnership and will rank equally with other unsecured debt of EOP Partnership that is not subordinated to the notes.

      Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the notes) to but excluding the applicable interest payment date or maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date or maturity date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Amount, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding Business Day. As used in this prospectus supplement, “Business Day” means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York are not required or authorized by law or executive order to close.

SM	“MandatOry Par Put Remarketed SecuritiesSM” and “MOPPRSSM” are service marks owned by Merrill Lynch & Co., Inc.

      The notes will be issued only in registered form in denominations of $1,000 and are not repayable at the option of any holder before maturity.

      The notes will be issued as global debt securities. For more information, please refer to the section captioned “Description of Debt Securities — Global Securities” beginning on page 18 of the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC’s nominee, and will be deposited with DTC.

      Equity Office will fully and unconditionally guarantee the payment of principal of, Make-Whole Amount (as defined below under “— Optional Redemption”), if any, and interest on, the notes. The guarantees will be unsecured and unsubordinated obligations of Equity Office. Equity Office, however, has no material assets other than its interest in EOP Partnership. See “Risk Factors — Equity Office has no material assets other than its investment in EOP Partnership.”

      The defeasance and covenant defeasance provisions of the indenture apply to the notes.

Optional Redemption

      EOP Partnership may redeem the notes at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to the redemption date, and the Make-Whole Amount, if any, as defined below. EOP Partnership will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

      If EOP Partnership has given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the only right of the holders of those notes will be to receive payment of the redemption price.

      EOP Partnership will give notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the aggregate principal amount of the notes to be redeemed.

      If EOP Partnership chooses to redeem less than all of the notes, we will notify U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), the trustee under the indenture, at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of notes to be redeemed and the applicable redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes to be redeemed in part.

      As used in this prospectus supplement:

“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

“Reinvestment Rate” means .25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Guarantees

      Equity Office will fully and unconditionally guarantee the due and punctual payment of the principal of, Make-Whole Amount, if any, and interest on, the notes, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantees and the indenture. In case of the failure of EOP Partnership punctually to pay any principal, Make-Whole Amount, if any, or interest on the notes, Equity Office will cause any such payment to be made as it becomes due and payable, without duplication, whether at maturity, upon acceleration, redemption, repayment or otherwise, regardless of any defense, right of set-off or counterclaim which EOP Partnership may have or assert, other than the defense of payment. Equity Office’s obligations under the guarantees are several and independent of the obligations of EOP Partnership with respect to the notes. However, see “Risk Factors — Equity Office has no material assets other than its investment in EOP Partnership.”

Same-Day Payment

      We will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

UNDERWRITING

      We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal
Underwriter	Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$175,000,000

UBS Warburg LLC	175,000,000

Credit Suisse First Boston Corporation	50,000,000

Lehman Brothers Inc.	50,000,000

Morgan Stanley & Co. Incorporated	50,000,000

Total	$500,000,000

      The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .40% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The expenses of the offering, not including the underwriting discount, are estimated to be $750,000 and are payable by us.

New Issue of Securities

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure that an active public market for the notes will develop or that any trading market that does develop for the notes will be liquid. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD Regulations

      Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering is being conducted in accordance with NASD Conduct Rule 2710(c)(8).

Price Stabilization and Short Positions

      In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in connection with the offering, i.e., if they sell more notes than are specified on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have engaged, and expect in the future to engage, in investment banking, commercial banking, financial advisory and/or general financing transactions with us or our general partner, Equity Office, for which they have received, and may in the future receive, customary fees and commissions for these services.

      The net proceeds of the offering of the notes will be used, in part, by Merrill Lynch and UBS to purchase the $250 million aggregate principal amount of EOP Partnership’s outstanding MOPPRS. Merrill Lynch and UBS will then jointly tender all of the MOPPRS to EOP Partnership in exchange for approximately $260 million aggregate principal amount of notes.

      An affiliate of UBS is a lender under our revolving credit facility and will receive its proportionate share of the net proceeds of the offering used to repay the outstanding balance under our revolving credit facility.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the EOP Partnership consolidated financial statements and schedule included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, and have audited the Equity Office consolidated financial statements and schedule included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. The EOP Partnership and Equity Office consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      The audited financial statements and schedules of Spieker Properties, L.P. and Spieker Properties, Inc. incorporated by reference in this prospectus supplement and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

      The legality of the notes and the guarantees will be passed upon for us by Hogan & Hartson L.L.P. Sidley Austin Brown & Wood LLP will act as counsel to the underwriters. Sidley Austin Brown & Wood LLP has in the past represented Equity Office and EOP Partnership and continues to represent Equity Office and EOP Partnership on a regular basis on a variety of matters unrelated to this offering.

PROSPECTUS

$4,000,000,000

EOP OPERATING LIMITED PARTNERSHIP
Debt Securities and Debt Warrants
EQUITY OFFICE PROPERTIES TRUST
Guarantees

      EOP Operating Limited Partnership, or EOP Partnership, may offer from time to time one or more series of its unsecured senior debt securities and its warrants exercisable for debt securities with an aggregate initial public offering price of up to $4,000,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. We refer to the debt securities and the warrants collectively as the “securities” in this prospectus. EOP Partnership may offer the securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus. The payment of principal, premium, if any, and interest on the notes may be fully and unconditionally guaranteed by Equity Office Properties Trust, or Equity Office. Equity Office, however, has no material assets other than its investment in EOP Partnership.

      EOP Partnership and Equity Office, if a guarantee is furnished, will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities they are offering. The specific terms of the debt securities will include the specific title, series, aggregate principal amount, currency, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate, or manner of calculation thereof, and time of payment of interest, terms for redemption at its option or repayment at your option, if applicable, terms for sinking fund payments, additional covenants, any initial public offering price and whether the debt securities will be guaranteed by Equity Office. The specific terms of the warrants will include the number and terms thereof, the designation, terms and principal amount of debt securities issuable upon exercise, the exercise price, the exercise date(s) or period(s), the terms of the offering and sale thereof, and, where applicable, the duration and detachability of the warrants. In the case of all securities, the specific terms will include whether the securities will be offered separately or as a unit with other securities.

      The applicable prospectus supplement also will contain information, where applicable, about U. S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

      EOP Partnership and Equity Office, if a guarantee is furnished, may offer the securities directly, through agents designated from time to time by them, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 21. No securities, including any guarantees, may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and their telephone number is (312) 466-3300.

      We encourage you to read this entire prospectus, including the related prospectus supplement, carefully before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 20, 2001

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this document include, among others, the factors discussed under the caption “Risk Factors” in Equity Office’s Current Report on Form 8-K filed with the SEC on March 23, 2001 and EOP Partnership’s Current Report on Form 8-K filed with the SEC on April 5, 2001 or in other reports filed with the SEC incorporated herein by reference. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that determine these results are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      EOP Partnership and Equity Office file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including EOP Partnership and Equity Office, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Equity Office may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and are considered a part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under

Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about EOP Partnership and Equity Office.

EOP Partnership SEC Filings (File No. 1-13625):

2000 Annual Report on Form 10-K	Filed on April 2, 2001

Amendment to Form 10-K on Form 10-K/A	Filed on June 6, 2001

Quarterly Report on Form 10-Q for the quarter ended March 31, 2001	Filed on May 15, 2001

Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 on Form 10-Q/A	Filed on June 6, 2001

Current Reports on Form 8-K	Filed on April 5, 2001 and March 9, 2001

Equity Office SEC Filings (File No. 1-13115):

2000 Annual Report on Form 10-K	Filed on March 23, 2001

Amendment to Form 10-K on Form 10-K/A	Filed on June 6, 2001

Quarterly Report on Form 10-Q for the quarter ended March 31, 2001	Filed on May 15, 2001

Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 on Form 10-Q/A	Filed on June 6, 2001

Current Reports on Form 8-K	Filed on March 23, 2001 and March 9, 2001

      You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

EOP OPERATING LIMITED PARTNERSHIP or

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Attention: Chief Legal Counsel
Telephone: (312) 466-3300

EOP PARTNERSHIP AND EQUITY OFFICE

      EOP Operating Limited Partnership, a Delaware limited partnership, is the operating partnership of Equity Office Properties Trust, a Maryland real estate investment trust, or REIT, whose shares are listed on the New York Stock Exchange under the trading symbol “EOP.” Equity Office is the sole general partner of, and, as of the date of this prospectus, owns approximately an 88.5% interest in, EOP Partnership. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which principally is engaged in acquiring, owning, operating and leasing office properties. Equity Office is the nation’s largest publicly-held owner and operator of office properties based upon equity market capitalization and square footage. At March 31, 2001, Equity office had a portfolio of 380 office buildings comprising 99.0 million square feet in 24 states and the District of Columbia. Equity Office, which has elected to be taxed as a REIT for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      EOP Partnership was organized in July 1997. Equity Office was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number of EOP Partnership and Equity Office is (312) 466-3300.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities for general business purposes, including the repayment of outstanding debt and the acquisition or development of additional properties.

RATIOS OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges of EOP Partnership and Equity Office for each of the periods indicated is as follows:

Equity Office and EOP Partnership

	For the	For the years ended			For the period from
	three months	December 31,			July 11, 1997
	ended March 31,				through
	2001	2000	1999	1998	December 31, 1997

Ratio of earnings to fixed charges	1.96x	1.90x	1.95x	2.04x	2.14x

[Additional columns below]

[Continued from above table, first column(s) repeated]

Equity Office and EOP Partnership
Predecessors

For the period from
January 1, 1997
	through	For the year ended
	July 10, 1997	December 31, 1996

Ratio of earnings to fixed charges	1.56x	1.52x

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain or loss on sales of real estate and extraordinary items plus taxes, fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Fixed charges consist of interest expense, capitalized interest and loan amortization cost.

DESCRIPTION OF DEBT SECURITIES

      The following describes some of the general terms and provisions of the indenture dated as of August 29, 2000, as amended by the first supplemental indenture dated as of June 18, 2001, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee, which, together with any other trustee(s) appointed with respect to a particular series of debt securities, we refer to as the “trustee.” We refer to the indenture and the supplemental indenture as the “indenture.” The particular terms of the debt securities will be set forth in a prospectus supplement relating to such debt securities and in the applicable form of note.

      The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee, or as described under “Where You Can Find More Information” beginning on page 2 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities and guarantees, if any, to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and the debt securities and guarantees, as applicable, and do not purport to be complete and are subject to all provisions of the indenture and such debt securities and guarantees. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture. Unless otherwise specified below, the terms “we,” “our,” “us” and “EOP Partnership” mean EOP Operating Limited Partnership and not any of its subsidiaries or Equity Office, unless otherwise expressly stated or the context otherwise requires.

General

      The debt securities will be direct, unsecured obligations of EOP Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of EOP Partnership. The debt securities may be issued in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Equity Office board of trustees, as general partner of EOP Partnership, or as established in the indenture or in one or more indentures supplemental to the indenture. All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301). Equity Office may fully and unconditionally guarantee the due and punctual payment of principal of, and interest on, one or more series of debt securities, as specified in the applicable prospectus supplement. Equity Office’s obligations under any guarantee will be unsecured and unsubordinated and rank equally with all other unsecured and unsubordinated indebtedness of Equity Office. Equity Office has no material assets, however, other than its interest in EOP Partnership.

      The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

      Reference is made to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

•	the title and series designation of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method of determining the date or dates, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which those dates shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places, if other than the corporate trust office of the trustee, where:

—	the principal of, and premium or Make-Whole Amount (as defined below), if any, interest, if any, and additional amounts, if any, on the debt securities will be payable;

—	the debt securities may be surrendered for registration of transfer or exchange; and

—	notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, the currency or currencies in which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we have such an option;

•	our obligation, if any, to redeem, repay or repurchase the debt securities under any sinking fund or at the option of a holder of the debt securities, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be so redeemed, repaid or repurchased, in whole or in part;

•	if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of, and premium or Make-Whole Amount, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or other method, and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions contained in the indenture;

•	whether and, if so, under what circumstances we will pay additional amounts as contemplated in the indenture in respect of any tax, assessment or governmental charge and whether we will have the option to redeem the debt securities in lieu of making such payment;

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301); and

•	whether Equity Office will guarantee the due and punctual payment of principal of, premium, if any, and interest on the debt securities.

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special United States federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

      Reference is made to the applicable prospectus supplement for information with respect to any additions to, modifications of or deletions from the events of default or covenants set forth in the indenture, including any addition of any covenant or other provision granting special rights upon the occurrence of specified events to the holders of a particular series of debt securities.

      As used in the indenture and the description contained in this prospectus:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any debt securities, the excess, if any, of (a) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (b) the aggregate principal amount of the debt securities being redeemed or paid.

“Reinvestment Rate” means .25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of, and premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 100 Wall Street, Corporate Trust Office, 16th floor, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Unless otherwise specified with respect to a particular series of debt securities, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and, at our election, may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner, all as more completely described in the indenture. Notice of the fixing of any special record date for the payment of defaulted interest is required to be given to the holders of the affected debt securities not less than 10 days prior to such special record date (Section 307).

      Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent, in addition to the trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

      Neither we nor the trustee under the indenture are required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Selected Indenture Covenants

      Limitations on Incurrence of Debt. We may not, and may not permit any of our Subsidiaries (as defined below) to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are us, Equity Office or any of our or Equity Office’s Subsidiaries, but only so long as such Debt is held solely by any of us, Equity Office or any of our or Equity Office’s Subsidiaries; and provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Total Assets (as defined below) as of the end of the fiscal quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC, or, if such filing is not required under the Exchange Act, with the trustee, prior to the incurrence of such additional Debt; and

•	the increase or decrease in our Total Assets from the end of such quarter, including, without limitation, any increase in our Total Assets resulting from the incurrence of such additional Debt; such increase or decrease together with our Total Assets is referred to as our “Adjusted Total Assets” (Section 1004(a)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Secured Debt on a consolidated basis is greater than 40% of our Adjusted Total Assets (Section 1004(b)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Debt, other than intercompany Debt (provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if the ratio of our Consolidated Income Available for Debt Service to our Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Debt and any other Debt incurred by us or our Subsidiaries since the first day of such four-quarter period, which was outstanding at the end of such period, had been incurred at the beginning of such period and continued to be outstanding throughout such period, and the application of the proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period;

•	the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility is computed based upon the average daily balance of such Debt during such period;

•	in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

•	in the case of any increase or decrease in our Total Assets, or any other acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, since the first day of such four-quarter period, including by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation (Section 1004(c)).

      Maintenance of Total Unencumbered Assets. We are required at all times to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our and our Subsidiaries’ outstanding Unsecured Debt on a consolidated basis (Section 1004(d)).

      As used in the indenture and the description thereof herein:

      “Acquired Indebtedness” means Debt of a person existing at the time the person becomes a Subsidiary or that is assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

      “Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period by us and our Subsidiaries for Consolidated Interest Expense.

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for:

•	Consolidated Interest Expense;

•	provisions for taxes based on income;

•	amortization (other than amortization of debt discount) and depreciation;

•	provisions for losses from sales or joint ventures;

•	increases in deferred taxes and other noncash items;

•	charges resulting from a change in accounting principles; and

•	charges for early extinguishment of debt,

and less amounts which have been added in determining Consolidated Net Income during such period for provisions for gains from sales or joint ventures and decreases in deferred taxes and other noncash items.

      “Consolidated Interest Expense” means, for any period, and without duplication, all interest, including the interest component of rentals on leases reflected in accordance with generally accepted accounting principles as capitalized leases on our consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges, and all amortization of debt discount on all of our Debt and the Debt of our Subsidiaries, including payment-in-kind, zero coupon and other securities, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

      “Consolidated Net Income” for any period means the amount of net income or loss of EOP Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Debt” means, without duplication, any indebtedness of EOP Partnership and its Subsidiaries, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us and our Subsidiaries;

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by us or our Subsidiaries as lessee which is reflected in our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; in the case of items of indebtedness listed immediately above to the extent that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles.

      The term “Debt” also includes, to the extent not otherwise included:

•	any obligation by us or any of our Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than EOP Partnership or any Subsidiary);

•	Debt of a Subsidiary of EOP Partnership existing prior to the time it became our Subsidiary is deemed to be incurred upon such Subsidiary becoming our Subsidiary; and

•	Debt of a person existing prior to a merger or consolidation of such person with EOP Partnership or any of our Subsidiaries in which such person is the successor to EOP Partnership or such Subsidiary, which, for purposes of the indenture, is deemed to be incurred upon the consummation of such merger or consolidation.

      The term “Debt” does not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with generally accepted accounting principles.

      “Secured Debt” means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt is deemed to be incurred:

•	on the date EOP Partnership or any Subsidiary of EOP Partnership creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date; or

•	on the date EOP Partnership or any Subsidiary of EOP Partnership first secures such Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

      “Subsidiary” means:

•	a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by us or by one or more of our Subsidiaries;

•	a partnership, limited liability company, trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes, the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries; and

•	one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in Article I, Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries.

      “Total Assets” as of any date means the sum of (a) our and our Subsidiaries’ Undepreciated Real Estate Assets and (b) all of our and our Subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Total Unencumbered Assets” as of any date means the sum of (a) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (b) all of our and our Subsidiaries’ other assets on a consolidated basis not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unsecured Debt” means our and our Subsidiaries’ Debt that is not Secured Debt.

      Existence. Except as permitted under “ — Merger, Consolidation or Sale” below, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we are not required to preserve any right or franchise if the Equity Office board of trustees determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of our debt securities (Section 1006).

      Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business or the business of any of our Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements, all as in our reasonable judgment may be necessary so that our business may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries may not be prevented from discontinuing the operation and maintenance of any of the properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of our debt securities (Section 1007).

      Insurance. We are required to, and are required to cause each of our Subsidiaries to, maintain insurance coverage by financially sound and reputable insurance companies in such forms and amounts and against such risks as are customary for companies of established reputation engaged in the same or a similar business (Section 1008).

      Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any of our Subsidiaries or upon our income, profits or property or that of any of our Subsidiaries;

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our Subsidiaries;

provided, however, that we are not required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings so long as appropriate reserves are established therefor in accordance with generally accepted accounting principles (Section 1009).

      Provision of Financial Information. Whether or not EOP Partnership or Equity Office are subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, EOP Partnership and, if any guaranteed debt securities are outstanding, Equity Office are required under the indenture, to the extent permitted under the Exchange Act, to file with the SEC the annual reports, quarterly reports and other documents which they would have been required to file with the SEC pursuant to such Section 13 or 15(d) if they were so subject; such documents to be filed with the SEC on or prior to the respective dates by which they would have been required to file such documents if they were so subject. EOP Partnership and, if any guaranteed debt securities are outstanding, Equity Office will also in any event:

•	within 15 days of each required filing date:

—	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register for the debt securities, without cost to such holders, copies of the annual reports and quarterly reports which they would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such sections; and

—	file with the trustee copies of the annual reports, quarterly reports and other documents which they would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such sections; and

•	if filing such documents with the SEC is not made under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1010).

Merger, Consolidation or Sale

      Each of EOP Partnership and Equity Office may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	EOP Partnership or Equity Office, in the event guaranteed securities are outstanding, as the case may be, is the continuing entity, or the successor entity or the transferees or assignees of such assets, if other than EOP Partnership or Equity Office, as the case may be, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease, subject to EOP Partnership’s or Equity Office’s, in the event guaranteed securities are outstanding, continuing obligations set forth in the indenture, or otherwise, either directly or indirectly, shall expressly assume payment of the principal of, and premium or Make-Whole Amount, if any, and interest on all the debt securities issued by EOP Partnership under the indenture, or the obligations of Equity Office under the guarantee, as the case may be, if the debt securities include guaranteed securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States entity;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of EOP Partnership or any of its Subsidiaries as a result thereof as having been incurred by EOP Partnership or such Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate of EOP Partnership or Equity Office, as applicable, and legal opinion covering such conditions shall be delivered to the trustee (Sections 801 and 803).

Events of Default, Notice and Waiver

      The following events are “events of default” with respect to the debt securities of a series:

•	default by us for 30 days in the payment of any installment of interest or any additional amounts payable on any debt securities of such series;

•	default by us in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt securities at their maturity;

•	default by us in the deposit of any sinking fund payment due under the terms of any particular series of debt securities;

•	default by EOP Partnership or Equity Office in the performance, or breach by EOP Partnership or Equity Office, of any of their respective other covenants contained in the indenture; such default having continued for 60 days after written notice as provided pursuant to the indenture;

•	default by us in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the indenture; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for EOP Partnership or any Significant Subsidiary, as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, of EOP Partnership or any of their respective property. (Section 501).

      If an event of default under the indenture occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount of all of the debt securities of such series to be due and payable immediately by written notice thereof to EOP Partnership, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to such debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of such outstanding debt securities may rescind and annul such declaration and its consequences if:

•	we shall have paid or deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on such debt securities, plus required fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal of, or specified portion thereof, or premium or Make-Whole Amount, if any, or interest on such debt securities, or additional amounts with respect to such debt securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture (Section 502).

      The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any such debt securities or any additional amounts with respect to any debt security of such series or any related coupon; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee will be required to give notice to the holder of debt securities within 90 days of a default under the indenture unless such default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any default (except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any debt securities or any additional amounts with respect to any debt security of such series or in the payment of any sinking fund installment in respect of any debt securities) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601).

      The indenture provides that no holder of debt securities or related coupon may institute any proceedings, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of a series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium or Make-Whole Amount, if any, and interest on, and any additional amounts in respect of, such debt securities at the respective due dates thereof (Section 508).

      Subject to the provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of such debt securities, or of exercising any trust or power conferred upon the trustee in respect of such debt securities and related coupons. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein, but may take any other action deemed proper by the trustee which is not inconsistent with such direction. (Section 512).

      Within 120 days after the close of each fiscal year, EOP Partnership and, if any guaranteed securities are outstanding, Equity Office, must deliver to the trustee a certificate, signed by one of several specified officers of Equity Office, acting for itself and as EOP Partnership’s general partner, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indenture

      Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series which is affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each such debt security affected thereby:

•	change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, or any installment of principal of or interest on, or any additional amounts with respect to, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of, any such debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of the acceleration of the maturity of such security or the amount thereof that would be payable in bankruptcy, or adversely affect any right of repayment at the option of the holder;

•	change the place of payment, or the coin or currency, for payment of principal of, or premium or Make-Whole Amount, if any, or interest on, or any additional amounts with respect to, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above stated percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each such debt security affected thereby (Section 902); or

•	modify or affect the terms and conditions of the obligations of Equity Office in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, any guaranteed debt securities.

      A debt security shall be deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such debt security has been canceled or redeemed.

      The indenture provides that the holders of not less than a majority in principal amount of outstanding debt securities of a series have the right to waive compliance by EOP Partnership and Equity Office with specified covenants in the indenture in respect of such debt securities (Section 1013). Compliance with the covenants described herein and such additional covenants with respect to the debt securities of a series generally may not be waived by EOP Partnership, Equity Office or the trustee.

      Modifications and amendments of the indenture will be permitted to be made by EOP Partnership, Equity Office and the trustee without the consent of any holder for any of the following purposes:

•	to evidence the succession or addition of another person to EOP Partnership as obligor or Equity Office as guarantor, as applicable, under the indenture;

•	to add to the covenants of EOP Partnership or Equity Office for the benefit of the holders or to surrender any right or power conferred upon EOP Partnership or Equity Office in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change provisions of the indenture relating to bearer securities, to the extent permitted by the indenture;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination becomes effective only when there is no security outstanding under the indenture of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to permit or facilitate the issuance of debt securities in uncertificated form, provided, that such action shall not adversely affect the interests of the holders in any material respect;

•	to secure the debt securities;

•	to establish the form or terms of additional debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities under the indenture provided that such action shall not adversely affect the interests of the holders in any material respect (Section 901).

      The indenture contains provisions for convening meetings of the holders of debt securities (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by EOP Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of any series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities duly held in accordance with the indenture will be binding on all holders of debt securities of such series, whether or not present or represented at the meeting. The quorum at any meeting of holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

      We may discharge specified obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest, and any additional amounts with respect thereto, to the date of such deposit, if such debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be (Section 401).

      The indenture provides that, if the provisions of article fourteen of the indenture are made applicable to the debt securities of or within any series under section 301 of the indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust (“defeasance”) (Section 1402) or (b) to be released from our obligations with respect to the debt securities under the covenants described under “ — Selected Indenture Covenants” above and, if specified in the terms of such series, our obligations with respect to any other covenant (other than covenants relating to the payment of principal, interest, additional amounts or Make-Whole Amounts), and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at the stated maturity date of the debt securities, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

      Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or change in applicable United States Federal income tax law occurring after the date of the indenture (Section 1404).

      “Government Obligations” means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series; (a) the holder of a debt security of such series is entitled to, and does, elect under the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country or the confederation which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established.

      If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default resulting from any failure to comply with the covenants described under “ — Selected Indenture Covenants” above with respect to any other covenant as to which there as been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of any such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provision, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Global Securities

      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security.

Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised EOP Partnership that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Principal, Make-Whole Amount and interest payments on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or EOP Partnership, subject to any statutory or regulation requirements as may be in effect from time to time. Payments of principal, Make-Whole Amount and interest to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither EOP Partnership nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF GUARANTEE

      Equity Office may fully and unconditionally guarantee the due and punctual payment of the principal of, and any premium and interest on, one or more series of debt securities, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture. In case of the failure of EOP Partnership punctually to pay any principal, premium or interest on any guaranteed debt security, Equity Office will cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by EOP Partnership. The particular terms of the guarantee, if any, will be set forth in a prospectus supplement relating to the guaranteed debt securities and the applicable form of note.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any other debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a warrant agreement), to be entered into between the EOP Partnership and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the warrants;

•	the title, aggregate principal amount and terms of the other debt securities offered thereby with which the warrants are issued and the number of the warrants issued with each such debt security offered thereby;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	the price (which may be expressed as a percentage of the principal amount and may be payable in cash, securities or other property) at which the related debt securities may be purchased upon exercise of the warrants;

•	the date(s) on which or the period(s) during which the right to exercise the warrants will commence and the date on which the right will expire, and any other restriction or limitation relating to the exercise of the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations, if any;

•	whether the debt securities issuable upon exercise of the warrants will be guaranteed by Equity Office; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

      EOP Partnership and Equity Office, if a guarantee is furnished, may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      EOP Partnership and Equity Office, if a guarantee is furnished, may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act. EOP Partnership and Equity Office, if a guarantee is furnished, also may offer and sell debt securities upon the exercise of warrants. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any guarantees, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specified civil liabilities, including liabilities under the Securities Act of 1933, as amended.

      If so indicated in the applicable prospectus supplement, EOP Partnership and Equity Office, if applicable, will authorize dealers acting as their agents to solicit offers by specified institutions to purchase securities from them at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts, or contracts, providing for payment and delivery on the date or dates stated in such prospectus supplement. Each such contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to such contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Such contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

      Some of the underwriters and their affiliates may engage in transactions with and perform services for EOP Partnership and Equity Office and their subsidiaries in the ordinary course of business.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of each of Equity Office and EOP Partnership included in their respective Annual Reports on Form 10-K/A for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. The consolidated financial statements and schedule of each of Equity Office and EOP Partnership are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the securities will be passed upon for EOP Partnership and Equity Office by Hogan & Hartson L.L.P.

$500,000,000

EOP Operating Limited Partnership

6 3/4% Notes due 2012

Fully and Unconditionally Guaranteed by

Equity Office Properties Trust

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

UBS Warburg
Credit Suisse First Boston
Lehman Brothers
Morgan Stanley

February 12, 2002

PROSPECTUS SUPPLEMENT

RISK FACTORS
EOP PARTNERSHIP AND EQUITY OFFICE
SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA
RECENT DEVELOPMENTS
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES AND GUARANTEES
UNDERWRITING
EXPERTS
LEGAL MATTERS
PROSPECTUS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
EOP PARTNERSHIP AND EQUITY OFFICE
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEE
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS